Exhibit 10.8

CONFIDENTIAL

Execution Version

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of October 25, 2022, is entered into by and between Intel Overseas Funding Corporation, a Delaware corporation (“Parent”), Mobileye Global Inc., a Delaware corporation (“Subsidiary”), and Cyclops Holdings Corporation, a Delaware corporation (the “Contributed Company”).

WHEREAS, Subsidiary is a direct, wholly owned subsidiary of Parent;

WHEREAS, Parent directly owns one hundred percent (100%) of the equity interests (collectively, the “Cyclops Shares”) in the Contributed Company;

WHEREAS, the Contributed Company and Parent are currently parties to a Loan Agreement dated April 21, 2022 (a copy of which is attached hereto as Exhibit A) (the “Loan Agreement”), pursuant to which the Contributed Company is indebted to Parent;

WHEREAS, Parent and Subsidiary desire to enter into this Agreement in order for (i) Parent to contribute, and Subsidiary to receive, all of Parent’s right, title and interest in, to and under the Cyclops Shares, and (ii) Parent to contribute, and Subsidiary to receive, Parent’s rights and obligations with respect to an amount of principal equal to the Contributed Amount (as defined below), together with accrued interest thereon, owing from the Contributed Company pursuant to the Loan Agreement, in each case, in the form of a contribution on existing capital;

WHEREAS, the Subsidiary is undertaking an initial public offering of shares of the Subsidiary’s Class A common stock, par value $0.01 per share (the “Common Stock”), and, in connection therewith, is entering into an Underwriting Agreement, dated the date hereof (the “Underwriting Agreement”), by and between the Subsidiary and the Representatives, which Underwriting Agreement provides for the option by the Underwriters (as defined in the Underwriting Agreement) to purchase from the Subsidiary up to a specified number of additional shares of the Subsidiary’s Common Stock (the “Option Shares”) during a period of thirty (30) days after the date of the Underwriting Agreement (the “Option Period”); and

WHEREAS, the parties hereto intend, for U.S. federal income tax purposes, for the Contribution (defined below) to be treated as an exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, subject to the application of Section 357 of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION AND ISSUANCE

Section 1.01Contribution. Upon the terms and subject to the conditions of this Agreement, (i) Parent hereby conveys, assigns, transfers and delivers to Subsidiary all of Parent’s right, title and interest in, to and under the Cyclops Shares, effective as of the date hereof, such that the Contributed Company becomes a direct, wholly owned subsidiary of Subsidiary, and (ii) Parent hereby conveys, assigns, transfers and delivers to Subsidiary all of Parent’s rights and obligations under the Loan Agreement with respect to the Contributed Amount, plus accrued interest thereon, collectively as a contribution on existing capital in exchange for the Subsidiary Shares (as defined below) (the

“Contribution”). The conveyance, assignment, transfer and delivery of the Cyclops Shares shall be effected by delivery of any additional documents that are necessary to transfer the Cyclops Shares to Subsidiary. As used herein, “Contributed Amount” means (i) on the date hereof, $2,575,342,158 in principal amount, and (ii) upon the expiration of the Option Period, an additional amount of principal, if any, equal to (A) the then remaining principal amount under the Loan Agreement upon the expiration of the Option Period less (b) the product of (x) the Underwriters’ purchase price per share as set forth in the Underwriting Agreement, and (y) the number of Option Shares purchased by the Underwriters pursuant to the Underwriting Agreement during the Option Period.

Section 1.02Acceptance. Subsidiary does hereby irrevocably accept the conveyance, assignment, transfer and delivery of all of Parent’s right, title and interest in, to and under the Cyclops Shares from Parent and all of Parent’s rights and obligations under the Loan Agreement with respect to the Contributed Amount and accrued interest thereon.

Section 1.03Issuance of Subsidiary Shares. As consideration for the contribution set forth in Section 1.01, Subsidiary hereby issues and delivers, or causes to be issued and delivered, and Parent hereby accepts from Subsidiary such issuance and delivery of, 749,999,900 shares of Class B Common Stock, par value $0.01 per share, of Subsidiary (“Subsidiary Shares”), free and clear of all liens.

Section 1.04Impact on Loan Agreement. By reason of the Contribution, Parent, Subsidiary and the Contributed Company acknowledge and agree that Parent shall retain its rights and obligations with respect to U.S. $3,500,000,000, plus accrued PIK Interest (as defined in the Loan Agreement) thereon, less the Contributed Amount of principal, together with accrued interest thereon, under the Loan Agreement, and shall continue to be treated as the Lender (as defined in the Loan Agreement) with respect thereto, and Subsidiary shall be treated as the Lender with respect to the Contributed Amount and accrued interest thereon, and Parent shall have no rights or obligations under the Loan Agreement with respect to the Contributed Amount. Except as set forth above, the Loan Agreement shall continue in full force and effect. The Contributed Company hereby acknowledges and agrees that it will make all payments in respect of the Contributed Amount and accrued interest thereon to the bank account(s) designated by the Subsidiary.

ARTICLE II

REPRESENTATION AND WARRANTIES

Section 2.01Representations and Warranties of Parent.

(a)Organization; Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary company action and has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against it in accordance with its terms.

(b)Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby or thereby do not require Parent to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Parent is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

(c)Title to Cyclops Shares. Parent represents and warrants that it owns, beneficially and of record, and has valid title to, and the right to transfer to Subsidiary, all of the Cyclops Shares, free and clear of all liens, and Subsidiary shall acquire, and have valid title to, the Cyclops Shares, free and clear of all liens. No person has any written or oral agreement, arrangement or understanding or option for, or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement or understanding or option for, the purchase or acquisition from Parent of any of the Cyclops Shares.

Section 2.02Representations and Warranties of Subsidiary.

(a)Organization; Authorization. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary company action and has been duly and validly executed and delivered by Subsidiary and constitutes the valid and binding obligation of Subsidiary, enforceable against it in accordance with its terms.

(b)Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Subsidiary and the consummation of the transactions contemplated hereby or thereby do not require Subsidiary to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any State thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Subsidiary is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

(c)Issuance of Subsidiary Shares. Upon issuance of the Subsidiary Shares to Parent, such Subsidiary Shares will represent duly authorized, validly issued, fully paid and non-assessable shares of Class B Common Stock of Subsidiary and Parent shall be the record owner of such Subsidiary Shares.

ARTICLE III

FURTHER ASSURANCES

Section 3.01Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.01Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

Section 4.02Tax Treatment. The parties hereto agree to file any tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with and actions necessary to obtain the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or any comparable provisions of state, local or non-U.S. law).

Section 4.03Severability; Amendment and Waiver.

(a)Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party hereto waiving compliance.

(c)No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 4.04No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 4.05Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void.

Section 4.06Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.07Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

Section 4.08Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 4.09Counterparts. This Agreement may be executed in two or more counterparts (which may be delivered by facsimile or similar electronic transmission). Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Intel Overseas Funding Corporation

By:	/s/ Tiffany Doon Silva
Name: Tiffany Doon Silva
Title: Secretary

Mobileye Global Inc.

By:	/s/ Anat Heller
Name: Anat Heller
Title: Chief Financial Officer

Cyclops Holdings Corporation

By:	/s/ Tiffany Doon Silva
Name: Tiffany Doon Silva
Title: Secretary

[Signature Page to Contribution and Subscription Agreement]